Fortune Financial Systems, Inc.
                        6975 Union Park Center Suite 180
                           Salt Lake City, Utah 84047

                                December 31,1997

Mr. James Byrd
1200 W.S.R. 434, Suite 110
Longwood, Fl. 32750

Via Hand Delivery

Dear Jim,

         Per our discussion, I have discussed your resignation as Chairman and Director of Fortune Financial Systems, Inc. with the members of the Executive Board. They have agreed to the following terms and conditions:

         1. Your will be named as a consultant to the Company with a 4 year guaranteed contract. Beginning in January, this will consist of a monthly payment of $15,000 per month based upon you being available for consulting and legal work for a minimum of 20 hours per week (less 4 weeks vacation). You will report directly to the President and C. E. O. and on an "as needed basis" in this matter. It is understood that your expertise in the area of legal matters of the company, your ability to act as active counsel on designated matters, consulting in matters of corporate finance, shareholder stock appreciation programs, and company promotion is vital and essential to the consideration of this agreement. The company will make available an of rice and secretarial support during this period. It is understood that you will be consulting and doing legal work for other unrelated and non-competitive parties, however, you agree to make yourself available, at the rate of $200 per hour for additional consulting, subject to other time constraints. Of course, any expenses related to Fortune Financial business will be reimbursable. You will be entitled to a bonus and stock option package which is identical to that of Peter Morris.

         2. The company will pay $5,000 a month for your non-compete, as herein described. Under this agreement, you agree not enter into any other like business in which Fortune Financial Systems, Inc or its subsidiaries or affiliates is engaged.

         3. You agree that, during the 4 year term of this agreement, you will participate prorata in any "stock lock-up" which is unanimously agreed to by Byrd, Hackett, Morris and Success.

         4. Both parties agree that they will mutually agree as to any press release or other dissemination of information regarding the resignation.

         5. This agreement will be interpreted under Florida law, and enforceable by binding arbitration, "baseball style", in Orlando, Fla. All other agreements mentioned in this letter shall remain intact, unless specifically modified by this agreement. You shall retain any other rights which you had in any shareholders or operating agreements to which you are a party.

         6. Except for the matters contained herein, the Company releases you, indemnifies you, and holds you harmless from any liabilities or claims resulting from your tenure as an officer and director of the Company.

Sincerely,

/s/ Roger C. Royce
------------------
Roger C. Royce
President and C.E.O.


AGREED AND ACCEPTED:

/s/ James S. Byrd Jr.
---------------------
James S. Byrd, Jr.